EXHIBIT 99.1

National City Corporation 1900 E. 9th St. Cleveland, OH 44114-3484
NEWS RELEASE
For Immediate Release

Investor Contact:	Media Contact:
Jennifer Hammarlund	Kristen Baird Adams
216-222-9849	216-222-8202
jennifer.hammarlund@nationalcity.com	kristen.bairdadams@nationalcity.com
NATIONAL CITY REPORTS SECOND QUARTER 2006 EARNINGS
     CLEVELAND—July 18, 2006— National City Corporation (NYSE: NCC) today reported net income of $473 million, or $.77 per diluted share, for the second quarter of 2006, compared to $459 million, or $.74 per diluted share, for the immediately preceding quarter, and $625 million, or $.97 per diluted share, for the prior year period. For the six months ended June 30, 2006 and 2005, net income was $932 million, or $1.51 per diluted share, and $1.1 billion, or $1.71 per diluted share, respectively.
Chairman’s Comments
     Chairman and CEO David A. Daberko commented, “We were very pleased with the results for the second quarter. Corporate loan growth has been strong. Our retail banking business had its best quarter ever with excellent revenue growth. Credit quality continues to be sound for the company as a whole. Net income comparisons to the prior year are affected by the large mortgage servicing hedging gains recorded in the second quarter of 2005, compared to net hedging losses this year. Excluding hedging results, earnings were up sharply compared to the prior year, driven by strong operating performance in our retail, small business, and corporate banking units.”
Net Interest Income and Margin
     Tax-equivalent net interest income was $1.2 billion for the second quarter of 2006, down slightly compared with the preceding quarter, and about equal to the second quarter of
(more)

2005. Growth in average earning assets was offset by a decline in net interest margin, reflecting tighter lending spreads. The net interest margin was 3.73% for the second quarter of 2006, compared with 3.81% in the preceding quarter and 3.76% in the second quarter of last year. For the first half of 2006, tax-equivalent net interest income was $2.4 billion, up slightly compared with the first half of the prior year due to growth in average earning assets. The net interest margin for the first half of 2006 was 3.77% consistent with the comparable period in the prior year.
Loans and Deposits
     Average portfolio loans were $102 billion for the second quarter of 2006, a 3% decrease from the preceding quarter and the prior year period. Strong growth was experienced in commercial loans which are up 4% on a linked-quarter basis and 6% on a year-over-year basis. The overall decline in portfolio loans was principally due to the implementation of an “originate-and-sell” strategy for nonconforming mortgage loans and home equity lines and loans in 2006. Core deposit growth continued, with average consumer and small business deposits up 5% compared to the second quarter of last year.
Fees and Other Income
     Fees and other income for the second quarter of 2006 were $783 million, up $139 million from the first quarter of 2006 and down $193 million from the second quarter a year ago. Deposit and other banking fees grew to $240 million, a 9% increase compared to the preceding quarter and a 15% increase over the second quarter of last year.
     Loan sale revenue almost doubled compared to the preceding quarter. Loan sale revenue was $285 million for the second quarter of 2006, up $141 million compared to the preceding quarter, and up $27 million compared to the second quarter a year earlier. This increase reflects the implementation of the Corporation’s previously mentioned originate-and-sell strategy, as well as a $26 million gain on the sale of certain commercial leases. For the first half of 2006, loan sale revenue was $429 million, a decrease of 6% compared with the prior year period, which reflects cyclically lower mortgage loan sales, offset to a large extent by the initiation of sales of home equity lines and loans in 2006 as well as larger gains on sales of commercial loans and leases.

     Net mortgage servicing right (MSR) hedging losses, included within loan servicing income, were $115 million for the second quarter and $128 million for the first quarter of 2006, versus net MSR hedging gains of $157 million in the second quarter a year ago. As previously disclosed, during the second quarter of 2006, the Corporation implemented a new model to estimate future mortgage loan prepayments, which are a significant factor used in determining the fair value of MSRs. The implementation of this new model resulted in a decrease in the fair value of MSRs of $56 million, included within net MSR hedging losses.
     For the first half of 2006, fees and other income were $1.4 billion, down $334 million from the first half of 2005 due primarily to net MSR hedging losses of $243 million. By contrast, net MSR hedging gains of $227 million were realized in the first six months of 2005. Fees and other income for the first half of 2006 included $35 million of income related to the partial release of a chargeback guarantee liability associated with a now-terminated credit card processing agreement for a major airline. There were no significant unusual or infrequently occurring items within fees and other income in the first half of 2005.
Noninterest Expense
     Noninterest expense for the second quarter of 2006 was $1.2 billion, up $34 million from the immediately preceding quarter and down slightly compared to the second quarter a year ago. There were no significant unusual items in any of these periods. Noninterest expense was $2.3 billion for the first half of 2006, down slightly from the prior year. The decrease reflects certain nonrecurring costs incurred in the prior year including $31 million of acquisition integration costs and a $29 million one-time lease accounting adjustment.
Income Taxes
     The effective tax rate for the second quarter of 2006 was 33%, compared to 31% in the preceding quarter and 33% in the prior year period. The lower rate recognized in the first quarter of 2006 reflected higher tax credits, lower state and local taxes, as well as some favorable adjustments to tax reserves associated with the conclusion of audits or the expiration of the statute of limitations.

Credit Quality
     Credit quality continues to be sound. The provision for credit losses for the second quarter of 2006 was $60 million, up from $27 million in the preceding quarter and $26 million in the second quarter a year ago. Second quarter 2006 net charge-offs were $76 million, compared to $121 million in the preceding quarter and $72 million in the second quarter a year ago. Net charge-offs decreased compared to the preceding quarter primarily due to large charge-offs realized in the first quarter on previously reserved passenger airline leases and consumer bankruptcies. The higher levels of consumer losses associated with late 2005 bankruptcy filings are now substantially complete.
     For the first half of 2006, the provision for credit losses was $87 million compared with $96 million in the year-earlier period. Net charge-offs for the first half of 2006 were $197 million compared to $159 million in the comparable period in 2005. Net charge-offs increased in 2006 due to $55 million of charge-offs associated with the passenger airline leases and consumer bankruptcies noted above. Excluding these matters, net charge-offs were lower than last year.
     Nonperforming assets were $667 million at June 30, 2006, compared to $647 million at March 31, 2006 and $596 million at December 31, 2005. The allowance for loan losses was $989 million, or .98% of portfolio loans, at June 30, 2006 compared to $1.1 billion, or 1.03% of portfolio loans, as of December 31, 2005.
Balance Sheet
     At June 30, 2006, total assets were $141.5 billion, and stockholders’ equity was $12.6 billion, or 8.9% of total assets. Tangible common equity as a percentage of tangible assets was 6.60% at June 30, 2006, compared to 6.57% at December 31, 2005 and 6.75% at June 30, 2005. At June 30, 2006, total deposits were $83.2 billion, including core deposits of $69.7 billion. The Corporation repurchased 7.7 million shares of its common stock during the second quarter of 2006 and has remaining authorization to repurchase an additional 18 million shares.

Other
     On May 1, 2006, the Corporation completed its acquisition of privately-held Forbes First Financial Corporation, a bank holding company with portfolio loans of $372 million and deposits of $430 million, doing business as Pioneer Bank in St. Louis, Missouri.
     On July 10, 2006, the Corporation announced that it is considering strategic alternatives for its First Franklin business unit. First Franklin is a leading originator of nonconforming residential mortgage loans through a nationwide broker network. Under consideration is the possible sale of this business, potentially to include National City Home Loan Services, Inc., an affiliated entity that services First Franklin loans both for National City as well as third parties, and NationPoint, a division of National City engaged in direct-to-consumer mortgage lending.
     On July 11, 2006, the Corporation announced a definitive agreement to acquire Harbor Florida Bancshares, Inc., a banking company located along the central east coast of Florida. Harbor operates 40 branches, doing business as Harbor Federal Savings Bank. As of March 31, 2006, Harbor had portfolio loans of $2.5 billion and total deposits of $2.2 billion. This acquisition will be accomplished by an exchange of common stock valued at approximately $1.1 billion. Completion of this transaction is expected prior to year end, subject to shareholder and regulatory approval.
Forward-Looking Statements
     This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at nationalcity.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.
     Mr. Daberko, along with Jeffrey D. Kelly, vice chairman and chief financial officer, will host a conference call Tuesday, July 18th at 11:00 a.m. (ET) to discuss the second quarter 2006 results. Interested parties may access the conference call by dialing 1-877-777-1967. The conference call and supplemental materials will also be accessible via the Corporation’s Web site, nationalcity.com/investorrelations. The call will be open to the public in a listen-only mode, with participants encouraged to call in approximately 15 minutes prior to the event. Questions may be submitted by e-mail to investor.relations@nationalcity.com prior to or during the conference.
     A replay of the conference call will be available from 2:30 p.m. (ET) on July 18, 2006, until midnight (ET) on July 25, 2006, accessible at nationalcity.com and by telephone at 1-800-475-6701 (international 320-365-3844), passcode 832663 or via the Company’s website.

About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at nationalcity.com.

Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS
(In millions, except per share data)

										Six Months Ended
	2006		2005				2004			June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2006	2005

EARNINGS
Tax-equivalent interest income	$2,243	$2,153	$2,113	$2,034	$1,865	$1,751	$1,727	$1,601	$1,387	$4,396	$3,616
Interest expense	1,076	969	921	827	694	594	509	424	335	2,045	1,288

Tax-equivalent net interest income	1,167	1,184	1,192	1,207	1,171	1,157	1,218	1,177	1,052	2,351	2,328
Provision for credit losses	60	27	132	56	26	70	81	98	61	87	96

Tax-equivalent NII after provision for credit losses	1,107	1,157	1,060	1,151	1,145	1,087	1,137	1,079	991	2,264	2,232
Fees and other income	783	644	768	748	976	785	1,442	1,021	849	1,427	1,761
Securities gains (losses), net	1	12	9	(1)	5	14	11	3	5	13	19
Noninterest expense	1,176	1,142	1,271	1,158	1,181	1,145	1,247	1,211	1,049	2,318	2,326

Income before taxes and tax-equivalent adjustment	715	671	566	740	945	741	1,343	892	796	1,386	1,686
Income taxes	235	204	161	254	311	250	376	293	272	439	561
Tax-equivalent adjustment	7	8	7	8	9	7	7	8	5	15	16

Net income	$473	$459	$398	$478	$625	$484	$960	$591	$519	$932	$1,109

Effective tax rate	33.2%	30.8%	28.6%	34.8%	33.2%	34.1%	28.1%	33.2%	34.4%	32.0%	33.6%

PER COMMON SHARE
Net income:
Basic	$.77	$.75	$.65	$.75	$.98	$.75	$1.48	$.88	$.84	$1.52	$1.73
Diluted	.77	.74	.64	.74	.97	.74	1.46	.86	.83	1.51	1.71
Dividends paid	.37	.37	.37	.37	.35	.35	.35	.35	.32	.74	.70
Book value	20.84	20.69	20.51	20.54	20.42	19.82	19.80	18.98	16.86
Market value (close)	36.19	34.90	33.57	33.44	34.12	33.50	37.55	38.62	35.01
Average shares:
Basic	609.7	611.9	618.2	635.9	636.9	643.0	652.9	663.3	619.1	610.8	639.9
Diluted	618.2	619.7	625.4	644.7	644.1	652.5	666.3	677.1	625.5	619.0	648.3

PERFORMANCE RATIOS
Return on average common equity	15.08%	14.91%	12.57%	14.59%	19.65%	15.35%	29.71%	19.00%	20.13%	15.00%	17.51%
Return on average total equity	15.10	14.92	12.59	14.61	19.66	15.37	29.72	19.01	20.13	15.01	17.52
Return on average assets	1.35	1.33	1.10	1.31	1.80	1.42	2.77	1.76	1.80	1.34	1.61
Net interest margin	3.73	3.81	3.74	3.72	3.76	3.78	4.01	3.97	4.03	3.77	3.77
Efficiency ratio	60.29	62.50	64.85	59.25	55.03	58.94	46.85	55.11	55.15	61.36	56.89

LINE OF BUSINESS (LOB) RESULTS
Net Income:
National City Mortgage	($52)	($71)	$20	$26	$153	$85	$13	$139	$17	($123)	$238
National Consumer Finance	148	122	132	131	154	162	137	171	182	270	316

Total mortgage businesses	96	51	152	157	307	247	150	310	199	147	554

Rest of National City (RONC):
Consumer and Small Business Financial Services	211	179	162	171	153	140	159	151	148	390	293
Wholesale Banking	197	201	193	206	194	183	194	168	165	398	377
Asset Management	29	22	14	19	26	21	18	26	64	51	47
National Processing	—	—	—	—	—	—	(9)	17	14	—	—
Parent and Other	(60)	6	(123)	(75)	(55)	(107)	448	(81)	(71)	(54)	(162)

Total RONC	377	408	246	321	318	237	810	281	320	785	555

Total Consolidated National City Corporation	$473	$459	$398	$478	$625	$484	$960	$591	$519	$932	$1,109

LOB Contribution to Diluted Earnings Per Share:
National City Mortgage	($.09)	($.11)	$.03	$.04	$.24	$.13	$.01	$.20	$.02	($.20)	$.37
National Consumer Finance	.24	.20	.21	.20	.24	.25	.20	.25	.29	.44	.49

Total mortgage businesses	.15	.09	.24	.24	.48	.38	.21	.45	.31	.24	.86

Rest of National City (RONC):
Consumer and Small Business Financial Services	.34	.29	.26	.27	.23	.22	.24	.22	.24	.63	.45
Wholesale Banking	.32	.32	.31	.32	.30	.28	.29	.25	.26	.64	.58
Asset Management	.05	.04	.02	.03	.04	.03	.03	.04	.10	.09	.07
National Processing	—	—	—	—	—	—	(.01)	.02	.02	—	—
Parent and Other	(.09)	—	(.19)	(.12)	(.08)	(.17)	.70	(.12)	(.10)	(.09)	(.25)

Total RONC	.62	.65	.40	.50	.49	.36	1.25	.41	.52	1.27	.85

Total Consolidated National City Corporation	$.77	$.74	$.64	$.74	$.97	$.74	$1.46	$.86	$.83	$1.51	$1.71

Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS (continued)
($ in millions)

										Six Months Ended
	2006		2005				2004			June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2006	2005

CREDIT QUALITY STATISTICS
Net charge-offs	$76	$121	$138	$83	$72	$87	$104	$97	$63	$197	$159
Provision for credit losses	60	27	132	56	26	70	81	98	61	87	96
Loan loss allowance	989	1,001	1,094	1,108	1,125	1,179	1,188	1,178	1,028
Lending-related commitment allowance	77	79	84	88	100	93	100	127	117
Nonperforming assets	667	647	596	585	572	578	563	628	544
Annualized net charge-offs to average portfolio loans	.30%	.46%	.52%	.30%	.27%	.35%	.41%	.41%	.30%	.38%	.31%
Loan loss allowance to period-end portfolio loans	.98	.98	1.03	1.02	1.05	1.15	1.19	1.21	1.21
Loan loss allowance to nonperforming portfolio loans	202.14	207.14	223.11	230.08	238.64	245.11	256.92	234.48	234.09
Loan loss allowance (period-end) to annualized net charge-offs	326.17	204.29	199.42	336.67	391.50	330.46	290.31	302.46	407.33	249.71%	349.56%
Nonperforming assets to period-end portfolio loans and other nonperforming assets	.66	.63	.56	.54	.53	.56	.56	.64	.64

CAPITAL AND LIQUIDITY RATIOS
Tier 1 capital(1)	7.31%	7.38%	7.43%	7.68%	7.96%	7.91%	8.25%	8.23%	9.02%
Total risk-based capital(1)	10.20	10.31	10.54	10.78	11.20	11.25	11.79	11.86	13.07
Leverage(1)	6.89	6.92	6.83	7.03	7.36	7.22	7.31	7.35	7.90
Period-end equity to assets	8.91	9.00	8.86	8.80	9.02	8.97	9.18	9.14	8.82
Period-end tangible common equity to assets (2)	6.60	6.70	6.57	6.57	6.75	6.65	6.83	6.71	7.64
Average equity to assets	8.97	8.94	8.78	8.95	9.13	9.23	9.31	9.24	8.94	8.96	9.18
Average equity to portfolio loans	12.35	11.83	11.79	11.98	12.16	12.62	12.96	12.95	12.50	12.08	12.38
Average portfolio loans to deposits	122.88	127.05	126.68	127.88	130.12	124.24	118.81	115.64	114.14	124.96	127.18
Average portfolio loans to core deposits	146.55	155.09	156.15	158.32	154.90	150.92	145.55	141.36	132.88	150.75	152.93
Average portfolio loans to earning assets	81.32	84.71	83.41	83.59	84.13	82.45	81.54	80.57	79.26	83.00	83.30
Average securities to earning assets	6.24	6.20	6.00	5.75	6.21	6.67	7.44	7.79	6.01	6.22	6.44

AVERAGE BALANCES
Assets	$140,019	$139,396	$142,983	$144,967	$139,673	$138,516	$138,030	$133,703	$116,027	$139,710	$139,098
Portfolio loans	101,757	105,431	106,433	108,386	104,908	101,283	99,127	95,425	82,942	103,584	103,105
Loans held for sale or securitization	12,760	8,826	11,172	11,570	10,109	11,502	11,503	11,861	13,910	10,804	10,803
Securities (at cost)	7,802	7,719	7,657	7,450	7,746	8,195	9,044	9,230	6,290	7,761	7,969
Earning assets	125,127	124,459	127,608	129,659	124,691	122,847	121,574	118,433	104,646	124,794	123,776
Core deposits	69,434	67,979	68,160	68,462	67,728	67,109	68,105	67,506	62,420	68,711	67,420
Purchased deposits and funding	54,338	55,105	58,661	59,567	55,859	54,713	53,030	49,907	40,080	54,719	55,289
Total equity	12,565	12,468	12,549	12,980	12,752	12,779	12,847	12,359	10,370	12,517	12,765

PERIOD-END BALANCES
Assets	$141,486	$140,231	$142,397	$146,750	$144,143	$140,982	$139,414	$136,615	$117,180
Portfolio loans	100,973	102,269	106,039	108,910	106,808	102,932	100,271	97,554	84,630
Loans held for sale or securitization	12,964	11,779	9,667	11,942	11,539	11,639	12,430	10,745	12,467
Securities (at fair value)	7,726	7,609	7,875	7,568	7,694	8,085	8,765	9,338	6,159
Core deposits	69,744	69,884	68,408	67,738	67,922	68,336	67,297	67,003	61,851
Purchased deposits and funding	54,069	52,879	56,564	61,839	58,639	55,274	55,282	52,535	41,473
Total equity	12,610	12,623	12,613	12,920	13,002	12,643	12,804	12,492	10,335

(1)	Second quarter 2006 regulatory capital ratios are based upon preliminary data

(2)	Excludes goodwill and other intangible assets